Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

SELLAS Life Sciences Group Ltd

We consent to the use of our auditor’s report dated September 22, 2017 in the registration statement on Form S-4 of Galena Biopharma, Inc., with respect to the consolidated balance sheets of SELLAS Life Sciences Group Ltd (the “Company”) and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated September 22, 2017 contains an explanatory paragraph that states that the Company has suffered recurring net losses since its inception and has an accumulated deficit of $30.4 million, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG Audit Limited

Chartered Professional Accountants

Hamilton, Bermuda

September 22, 2017